Exhibit (p)

SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.
INVESTMENT LETTER

          This Investment Letter dated July 18, 2005 between SunAmerica Focused Alpha Growth Fund, Inc. (the “Fund”), a Maryland corporation, and AIG SunAmerica Asset Management Corp. (the “Adviser”), a Delaware corporation.

          WHEREAS, the Fund is a non-diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

          WHEREAS, the Fund proposes to issue and sell shares of common stock in the Fund in a public offering pursuant to a registration statement filed with the Securities and Exchange Commission on Form N-2, as amended from time to time (the “Registration Statement”); and

          NOW, THEREFORE, the Fund and the Adviser agree as follows:

I.	The Fund offers to sell to the Adviser, and the Adviser agrees to purchase from the Fund, 5,235.602 shares of common stock, $0.001 par value, of the Fund at a price of $19.10 per share of common stock, for an aggregate price of $100,000 on July 18, 2005.

II.	The Adviser acknowledges that it is aware that the shares of such common stock are not registered under the Securities Act of 1933, as amended.

III.	The Adviser represents and warrants to the Fund that the Adviser is acquiring the shares of common stock for investment purposes only and not with a view toward redemption, resale or further distribution.

IV.	The Adviser’s right under this Investment Letter to purchase the shares of common stock is not assignable.

          IN WITNESS WHEREOF, the Fund and the Adviser have caused their duly authorized officers to execute this Investment Letter as of the date first above written.

SUNAMERICA FOCUSED ALPHA GROWTH FUND, INC.	AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:	By:
Name:	Name:
Title:	Title: